UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 25, 2010

CYCLACEL PHARMACEUTICALS, INC.
 (Exact name of registrant as specified in its charter)

Delaware	0-50626	91-1707622
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Connell Drive, Suite 1500 Berkeley Heights, New Jersey	07922
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (908) 517-7330

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 Other Events.

On January 25, 2010, Cyclacel Pharmaceuticals, Inc. (the “Company”) completed the sale of 2,350,000 units in its previously disclosed “registered direct” offering (the “Offering”) to certain institutional investors. Each unit (“Unit”) was sold at a purchase price of $2.50 per Unit and consists of one share of the Company’s common stock, par value $0.001 per share (the “Common Stock”), and one warrant to purchase 0.30 of one share of Common Stock (each, a “Warrant,” and collectively, the “Warrants”). The Warrants have a five-year term from the date of issuance, are exercisable beginning six months from the date of issuance and will be exercisable at an exercise price of $2.85 per share of Common Stock.

ROTH Capital Partners, LLC acted as the placement agent for the Offering (the “Placement Agent”). Merriman Curhan Ford served as financial advisor.

The net proceeds to the Company from the sale of the Units, after deducting for the Placement Agent’s fees and offering expenses, is approximately $5.4 million. Following the issuance of the 2,350,000 shares, the Company has 31,398,820 shares of Common Stock issued and outstanding.

On January 25, 2010, the Company issued a press release announcing the closing of the Offering described above under item 1.01 of this Current Report on Form 8-K. A copy of the press release is attached hereto as Exhibits 99.1 and incorporated herein by this reference.

Neither the filing of the press release as an exhibit to this Current Report on Form 8-K nor the inclusion in the press release of a reference to our internet address shall, under any circumstances, be deemed to incorporate the information available at our internet address into this Current Report on Form 8-K. The information available at our internet address is not part of this Current Report on Form 8-K or any other report filed by us with the SEC.

ITEM 9.01   Financial Statements and Exhibits.

(d)   Exhibits:

No.	Description

99.1	Press Release dated January 25, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYCLACEL PHARMACEUTICALS, INC.

Dated: January 25, 2010

By:            /s/ Paul McBarron

Name:   Paul McBarron
Title:     Executive Vice President — Finance,
Chief Financial Officer and Chief
Operating Officer

Exhibit Index:

No.	Description

99.1	Press Release dated January 25, 2010